Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda 441-278-9250 441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	Mark D. Lyons
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2014 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, October 29, 2014 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2014 third quarter was $223.2 million, or $1.64 per share, compared to $109.3 million, or $0.80 per share, for the 2013 third quarter. The Company also reported after-tax operating income available to Arch common shareholders of $142.1 million, or $1.05 per share, for the 2014 third quarter, compared to after-tax operating income available to Arch common shareholders of $149.2 million, or $1.10 per share, for the 2013 third quarter. The Company’s after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 9.7% for the 2014 third quarter, compared to 11.9% for the 2013 third quarter. The Company’s net income available to Arch common shareholders represented an annualized return on average common equity of 15.3% for the 2014 third quarter, compared to 8.7% for the 2013 third quarter. The Company’s book value per common share was $44.04 at September 30, 2014, a 0.7% increase from $43.73 per share at June 30, 2014 and a 14.9% increase from $38.34 per share at September 30, 2013.

After-tax operating income or loss available to Arch common shareholders, a non-GAAP measure, is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See ‘Comments on Regulation G’ for a further discussion of after-tax operating income or loss available to Arch common shareholders. All earnings per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company’s underwriting results, excluding amounts related to the ‘other’ segment (i.e., results of Watford). The Company owns approximately 11% of Watford’s common equity and consolidates the results of Watford in its financial statements. All discussions of line items in this release exclude amounts related to the ‘other’ segment. For segment results reflecting the contribution of the ‘other’ segment, see pages 11 to 14 of the Company’s Financial Supplement dated September 30, 2014.

	Three Months Ended September 30,			Nine Months Ended September 30,
(U.S. dollars in thousands)	2014	2013	% Change	2014	2013	% Change

Gross premiums written	$1,138,392	$1,036,987	9.8	$3,690,462	$3,241,424	13.9
Net premiums written	859,724	839,135	2.5	2,812,646	2,602,446	8.1
Net premiums earned	868,881	795,000	9.3	2,620,667	2,306,586	13.6
Underwriting income	101,167	110,992	(8.9)	359,878	323,419	11.3

Underwriting Ratios			% Point Change			% Point Change
Loss ratio	55.0%	53.7%	1.3	53.1%	54.0%	(0.9)
Acquisition expense ratio	17.7%	18.5%	(0.8)	17.8%	17.6%	0.2
Other operating expense ratio	15.8%	13.9%	1.9	15.6%	14.5%	1.1
Combined ratio	88.5%	86.1%	2.4	86.5%	86.1%	0.4

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to Arch common shareholders to net income available to Arch common shareholders and related diluted per share results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2014	2013	2014	2013

After-tax operating income available to Arch common shareholders	$142,055	$149,205	$467,128	$442,974
Net realized gains (losses), net of tax	27,476	(3,442)	96,016	65,260
Net impairment losses recognized in earnings, net of tax	(8,593)	(728)	(26,313)	(3,698)
Equity in net income of investment funds accounted for using the equity method, net of tax	4,765	5,665	16,983	30,429
Net foreign exchange gains (losses), net of tax	57,488	(41,359)	48,924	(3,177)
Net income available to Arch common shareholders	$223,191	$109,341	$602,738	$531,788

Diluted per common share results:
After-tax operating income available to Arch common shareholders	$1.05	$1.10	$3.43	$3.27
Net realized gains (losses), net of tax	0.20	(0.03)	0.70	0.48
Net impairment losses recognized in earnings, net of tax	(0.06)	(0.01)	(0.19)	(0.03)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.03	0.04	0.12	0.22
Net foreign exchange gains (losses), net of tax	0.42	(0.30)	0.36	(0.02)
Net income available to Arch common shareholders	$1.64	$0.80	$4.42	$3.92

Weighted average common shares and common share equivalents outstanding - diluted	135,876,605	136,034,413	136,354,172	135,680,829

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa2.” The average effective duration of the Company’s investment portfolio was 3.28 years at September 30, 2014, compared to 3.14 years at June 30, 2014. Including the effects of foreign exchange, total return on the Company’s investment portfolio was (0.51)% for the 2014 third quarter, compared to 1.43% for the 2013 third quarter. The negative total return in the 2014 third quarter reflects the impact of the U.S. Dollar strengthening against the Euro, British Pound Sterling and other major currencies on non-U.S. Dollar denominated investments. Excluding the effects of foreign exchange, total return was 0.21% for the 2014 third quarter, compared to 0.84% for the 2013 third quarter.

Net investment income for the 2014 third quarter was $72.2 million, or 0.53 per share, compared to $72.5 million, or 0.53 per share, for the 2014 second quarter, and $66.1 million, or 0.49 per share, for the 2013 third quarter. Investment income for the 2014 third quarter included a $3.1 million interest income distribution received on a fund investment, compared to $4.1 million in the 2014 second quarter. The annualized pre-tax investment income yield was 2.05% for the 2014 third quarter, compared to 2.05% for the 2014 second quarter and 2.08% for the 2013 third quarter. Such yields reflect the effects of low prevailing interest rates available in the market and the Company’s investment strategy, which puts an emphasis on total return. Consolidated cash flow provided by operating activities was $319.3 million for the 2014 third quarter, compared to $238.7 million for the 2013 third quarter, primarily reflecting an increase in premiums collected.

The Company recorded after-tax net impairment losses on investments of $8.6 million in the 2014 third quarter. Such amount primarily related to a reduction in the carrying value of a fund investment as the Company decided to redeem its holding in early October 2014.

In 2008, the Company provided $100.0 million of funding to Gulf Reinsurance Limited (“Gulf Re”), a reinsurer which focuses on business emanating from the six GCC states (Bahrain, Oman, Kuwait, Qatar, Saudi Arabia and the UAE), pursuant to a joint venture agreement with Gulf Investment Corporation GSC. The Company accounts for its investment in Gulf Re, shown as ‘investment in joint venture,’ using the equity method and records its equity in the operating results of Gulf Re in ‘other income (loss)’ on a three month lag (based on the availability of their financial statements). The Company recorded a loss of $7.8 million in the 2014 third quarter based upon Gulf Re’s 2014 second quarter results.

On a pre-tax basis, net foreign exchange gains for the 2014 third quarter were $56.0 million, compared to net foreign exchange losses for the 2013 third quarter of $40.6 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. The Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

Interest expense of $4.2 million for the 2014 third quarter included $12.4 million related to the Company’s senior notes and other borrowings, partially offset by an $8.2 million reduction in interest expense on a deposit accounting liability (i.e., a contract that does not pass risk transfer) in accordance with GAAP. The reduction in the 2014 third quarter resulted from a reassessment of the estimated ultimate liability due to a determination that paid losses are expected to be lower than initially anticipated. Because the contract does not pass risk transfer under GAAP, it is accounted for similar to a borrowing with accretion and changes in expectations surrounding the estimated ultimate liability impacting interest expense. The reduction of the estimated ultimate liability at September 30, 2014 will also reduce the rate of accretion recorded in interest expense for future periods.

The Company’s effective tax rate on income before income taxes was 2.8% for the 2014 third quarter and 2.8% for the nine months ended September 30, 2014, compared to 6.1% for the 2013 third quarter and 3.1% for the nine months ended September 30, 2013. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 2.5% for the 2014 third quarter and 2.6% for the nine months ended September 30, 2014, compared to 5.6% for the 2013 third quarter and 3.6% for the nine months ended September 30, 2013. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any.

During the 2014 third quarter, the Company repurchased 4.6 million common shares for an aggregate purchase price of $251.9 million under its share repurchase program. From October 1 through October 29, 2014, the Company repurchased 1.6 million common shares for an aggregate purchase price of $89.2 million. Since the inception of the share repurchase program through October 29, 2014, ACGL has repurchased 116.2 million common shares for an aggregate purchase price of $3.13 billion. At October 29, 2014, $371.0 million of repurchases were available under the share repurchase program.

At September 30, 2014, total capital available to Arch of $6.98 billion consisted of $800.0 million of senior notes, representing 11.5% of the total, $100.0 million of revolving credit agreement borrowings due in June 2019, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.7% of the total, and common shareholders’ equity of $5.76 billion, representing 82.4% of the total. At December 31, 2013, total capital available to Arch of $6.55 billion consisted of $800.0 million of senior notes, representing 12.2% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.5% of the total, $325.0 million of preferred shares, representing 5.0% of the total, and common shareholders’ equity of $5.32 billion, representing 81.3% of the total.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on October 30, 2014. A live webcast of this call will be available via the Investors section of the Company’s website at
http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on October 30, 2014 at 3:00 p.m. Eastern Time until November 6, 2014 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 23126585), and international callers should dial 617-801-6888 (passcode 23126585).

Please refer to the Company’s Financial Supplement dated September 30, 2014, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries.

Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $6.98 billion in capital at September 30, 2014, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Supplemental Information

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	September 30, 2014	December 31, 2013
Calculation of book value per common share:
Total shareholders’ equity available to Arch	$6,081,046	$5,647,496
Less preferred shareholders’ equity	325,000	325,000
Common shareholders’ equity available to Arch	5,756,046	5,322,496
Common shares outstanding, net of treasury shares (1)	130,700,619	133,674,884
Book value per common share	$44.04	$39.82

(1)	Excludes the effects of 7,980,587 and 8,338,480 stock options and 460,860 and 443,710 restricted stock units outstanding at September 30, 2014 and December 31, 2013, respectively.

Investment Information

(U.S. dollars in thousands, except share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Components of net investment income (1):
Fixed maturities	$64,461	$62,447	$191,409	$186,457
Term loan investments (2)	5,717	5,296	16,619	15,539
Equity securities (dividends)	2,779	2,241	8,971	6,828
Short-term investments	152	417	660	1,173
Other (3)	7,896	3,753	21,681	14,786
Gross investment income	81,005	74,154	239,340	224,783
Investment expenses	(8,766)	(8,071)	(27,650)	(24,659)
Net investment income	$72,239	$66,083	$211,690	$200,124
Per share	$0.53	$0.49	$1.55	$1.47

Investment income yield, at amortized cost (1) (4):
Pre-tax	2.05%	2.08%	2.07%	2.16%
After-tax	1.90%	1.92%	1.93%	2.02%
Total return (1) (5):
Including effects of foreign exchange	(0.51)%	1.43%	2.32%	0.31%
Excluding effects of foreign exchange	0.21%	0.84%	2.89%	0.27%

Cash flow from operations (1)	$319,304	$238,694	$770,867	$627,048

(1)	Excludes amounts related to the ‘other’ segment.

(2)	Included in “investments accounted for using the fair value option” on the Company’s balance sheet.

(3)	Includes income on other investments, funds held balances, cash balances and other.

(4)
Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(5)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	September 30, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total

Investable assets (1) (2):
Fixed maturities available for sale, at fair value	$10,733,382	73.6	$9,571,776	68.1
Fixed maturities, at fair value (3)	359,409	2.5	448,254	3.2
Fixed maturities pledged under securities lending agreements, at fair value	107,547	0.7	105,081	0.8
Total fixed maturities	11,200,338	76.8	10,125,111	72.1
Short-term investments available for sale, at fair value	748,659	5.1	1,478,367	10.5
Cash	486,351	3.3	434,057	3.1
Equity securities available for sale, at fair value	582,075	4.0	496,824	3.5
Other investments available for sale, at fair value	431,833	3.0	498,310	3.6
Other investments, at fair value (3)	838,054	5.8	773,280	5.5
Investments accounted for using the equity method (4)	307,252	2.1	244,339	1.7
Securities transactions entered into but not settled at the balance sheet date	(9,835)	(0.1)	(763)	—
Total investable assets managed by the Company	$14,584,727	100.0	$14,049,525	100.0

Investment portfolio statistics (1):
Average effective duration (in years)	3.28		2.62
Average credit quality (Standard & Poor’s/Moody’s Investors Service)	AA/Aa2		AA-/Aa2
Embedded book yield (before investment expenses)	2.21%		2.38%

(1)	Excludes amounts related to the ‘other’ segment.

(2)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(4)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

Selected Information on Losses and Loss Adjustment Expenses (1)

(U.S. dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$467,102	$418,187	$1,328,386	$1,269,406
Change in unpaid losses and loss adjustment expenses	10,988	8,858	61,912	(24,305)
Total losses and loss adjustment expenses	$478,090	$427,045	$1,390,298	$1,245,101

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(8,096)	$(13,515)	$(34,650)	$(32,818)
Reinsurance	(60,525)	(51,393)	(198,327)	(154,834)
Mortgage	(751)	—	(1,863)	—
Total	$(69,372)	$(64,908)	$(234,840)	$(187,652)
Impact on losses and loss adjustment expenses:
Insurance	$(11,395)	$(17,508)	$(46,355)	$(38,499)
Reinsurance	(61,015)	(51,394)	(200,529)	(154,304)
Mortgage	(723)	—	(1,769)	—
Total	$(73,133)	$(68,902)	$(248,653)	(192,803)
Impact on acquisition expenses:
Insurance	$3,299	$3,993	$11,705	$5,681
Reinsurance	490	1	2,202	(530)
Mortgage	(28)	—	(94)	—
Total	$3,761	$3,994	$13,813	$5,151
Impact on combined ratio:
Insurance	(1.6)%	(2.8)%	(2.3)%	(2.4)%
Reinsurance	(20.4)%	(17.0)%	(20.4)%	(17.5)%
Mortgage	(1.4)%	—%	(1.3)%	—%
Total	(8.0)%	(8.2)%	(9.0)%	(8.1)%
Impact on loss ratio:
Insurance	(2.2)%	(3.7)%	(3.1)%	(2.8)%
Reinsurance	(20.6)%	(17.0)%	(20.6)%	(17.4)%
Mortgage	(1.4)%	—%	(1.2)%	—%
Total	(8.4)%	(8.7)%	(9.5)%	(8.4)%
Impact on acquisition expense ratio:
Insurance	0.6%	0.9%	0.8%	0.4%
Reinsurance	0.2%	—%	0.2%	(0.1)%
Mortgage	—%	—%	(0.1)%	—%
Total	0.4%	0.5%	0.5%	0.3%

Estimated net losses incurred from current accident year catastrophic events (2)
Insurance	$1,958	$12,679	$8,311	$19,360
Reinsurance	12,226	6,816	27,908	47,605
Total	$14,184	$19,495	$36,219	$66,965
Impact on combined ratio:
Insurance	0.4%	2.6%	0.6%	1.4%
Reinsurance	4.1%	2.2%	2.9%	5.4%
Total	1.6%	2.5%	1.4%	2.9%

(1)	Excludes amounts related to the ‘other’ segment.

(2)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations. Amounts not applicable for the mortgage segment.

Segment Information

The following section provides analysis on the Company’s 2014 third quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated September 30, 2014.

Insurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$726,683	$682,839	6.4
Net premiums written	538,994	501,971	7.4
Net premiums earned	519,387	479,129	8.4
Underwriting income	16,654	15,220	9.4

Underwriting Ratios			% Point Change
Loss ratio	65.1%	63.8%	1.3
Acquisition expense ratio	15.7%	17.3%	(1.6)
Other operating expense ratio	16.0%	15.8%	0.2
Combined ratio	96.8%	96.9%	(0.1)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.4%	2.6%	(2.2)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(1.6)%	(2.8)%	1.2
Combined ratio excluding such items	98.0%	97.1%	0.9

Gross premiums written by the insurance segment in the 2014 third quarter were 6.4% higher than in the 2013 third quarter, while net premiums written were 7.4% higher than in the 2013 third quarter. The growth in net premiums written primarily resulted from increases in: programs; travel, accident and health; alternative markets; construction and national accounts; and excess and surplus casualty. Such amounts were partially offset by reductions in property, energy, marine and aviation business and professional lines. The increase in programs reflects underlying exposure growth and rate increases in existing programs and new business while the growth in travel, accident and health primarily resulted from expansion in existing and new distribution channels. The higher level of alternative markets reflected new accounts resulting from a renewal rights agreement entered into in the 2014 second quarter, growth in construction and national accounts primarily reflected new national accounts business written while growth in excess and surplus casualty primarily resulted from contract binding business. The decrease in property, energy, marine and aviation reflected reductions in property and marine business in response to current market conditions while the lower level of professional lines business was primarily due to a continued strategic reduction in exposure to international business. Net premiums earned by the insurance segment in the 2014 third quarter were 8.4% higher than in the 2013 third quarter, and reflect changes in net premiums written over the previous five quarters.

The 2014 third quarter loss ratio reflected 0.4 points of current year catastrophic activity, compared to 2.6 points in the 2013 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 2.2 points in the 2014 third quarter, compared to 3.7 points in the 2013 third quarter. The estimated net favorable development in the 2014 third quarter primarily resulted from better than expected claims emergence in short-tail business from more recent accident years. The 2014 third quarter loss ratio also reflected a higher level of non-catastrophic large loss activity, primarily in aviation war business.

The underwriting expense ratio was 31.7% in the 2014 third quarter, compared to 33.1% in the 2013 third quarter. The acquisition expense ratio was 15.7% in the 2014 third quarter, compared to 17.3% in the 2013 third quarter. The comparison of the 2014 third quarter and 2013 third quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The 2014 third quarter ratio was impacted by changes in development of prior year loss reserves which increased the 2014 third quarter commission expense ratio by 0.6 points, compared to 0.9 points in the 2013 third quarter. The operating expense ratio was 16.0% in the 2014 third quarter, compared to 15.8% in the 2013 third quarter, as a higher level of aggregate expenses was substantially offset by growth in net premiums earned.

Reinsurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$345,747	$330,458	4.6
Net premiums written	262,245	312,531	(16.1)
Net premiums earned	296,548	303,098	(2.2)
Underwriting income	76,437	90,801	(15.8)

Underwriting Ratios			% Point Change
Loss ratio	41.7%	39.3%	2.4
Acquisition expense ratio	20.3%	20.1%	0.2
Other operating expense ratio	12.3%	10.6%	1.7
Combined ratio	74.3%	70.0%	4.3

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	4.1%	2.2%	1.9
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(20.4)%	(17.0)%	(3.4)
Combined ratio excluding such items	90.6%	84.8%	5.8

Gross premiums written by the reinsurance segment in the 2014 third quarter were 4.6% higher than in the 2013 third quarter, while net premiums written were 16.1% lower than in the 2013 third quarter. The differential in gross versus net premiums written primarily reflects retrocessions of premiums to Watford Re (included in the ‘other’ segment) in the 2014 third quarter. The lower level of net premiums written reflected decreases in other specialty, property catastrophe and marine and aviation lines, partially offset by growth in casualty business. Other specialty premiums in the 2013 third quarter included $55.2 million from a multi-line quota share reinsurance agreement which was not expected to, and did not, recur in 2014, partially offset by increases in accident and health and motor business. The reduction in property catastrophe and marine and aviation business reflected non-renewals and share decreases in response to current market conditions and a higher usage of retrocessional coverage. The increase in casualty premiums reflected new international excess motor business as well as quota shares of U.S. professional liability business which were written after June 30, 2013, partially offset by cessions to Watford Re. Net premiums earned in the 2014 third quarter were 2.2% lower than in the 2013 third quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2014 third quarter loss ratio reflected 4.6 points of current year catastrophic activity, compared to 2.0 points of catastrophic activity in the 2013 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 20.6 points in the 2014 third quarter, compared to 17.0 points in the 2013 third quarter. The estimated net favorable development in the 2014 third quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business, primarily from older underwriting years. The balance of the increase in the 2014 third quarter loss ratio primarily resulted from changes in the mix of net premiums earned, including a lower contribution from property catastrophe business than in the 2013 third quarter.

The underwriting expense ratio was 32.6% in the 2014 third quarter, compared to 30.7% in the 2013 third quarter. The acquisition expense ratio for the 2014 third quarter was 20.3%, compared to 20.1% for the 2013 third quarter. The 2014 third quarter acquisition expense ratio was impacted by changes in development of prior year loss reserves which increased the ratio by 0.2 points. The comparison of the acquisition expense ratios in each period is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The operating expense ratio for the 2014 third quarter was 12.3%, compared to 10.6% in the 2013 third quarter, reflecting a higher level of aggregate expenses due, in part, to selected expansion of the reinsurance segment's operating platform.

Mortgage Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$66,389	$24,633	169.5
Net premiums written	58,485	24,633	137.4
Net premiums earned	52,946	12,773	314.5
Underwriting income	8,076	4,971	62.5

Underwriting Ratios			% Point Change
Loss ratio	30.2%	15.8%	14.4
Acquisition expense ratio	22.6%	27.0%	(4.4)
Other operating expense ratio	33.8%	18.3%	15.5
Combined ratio	86.6%	61.1%	25.5

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(1.4)%	—%	(1.4)
Combined ratio excluding prior year development	88.0%	61.1%	26.9

The mortgage segment includes the results of Arch MI U.S., a leading provider of mortgage insurance products and services to the U.S. marketplace, which was acquired in January 2014, along with the Company’s other global mortgage insurance, reinsurance and risk-sharing products.

Net premiums written in the 2014 third quarter included $32.2 million of business underwritten by Arch MI U.S., including $24.6 million from credit union clients and $7.6 million from other lenders. Amounts written from other lenders primarily resulted from lender paid mortgage insurance (LPMI) single premium transactions in the 2014 third quarter. In addition, net premiums written included $8.8 million from the 100% quota share indemnity reinsurance agreement with PMI for performing certificates of insurance that were issued by PMI from 2009 to 2011, while premiums on reinsurance treaties covering U.S. and international mortgages were substantially unchanged.

Net premiums earned for the 2014 third quarter were substantially higher than in the 2013 third quarter, reflecting the contribution of Arch MI U.S. business along with an increase from the mortgage segment’s quota share reinsurance business. The loss ratio for the 2014 third quarter continues to reflect relatively low levels of reported delinquencies and a higher contribution from Arch MI U.S. while the underwriting expense ratio is expected to stay at an elevated level until Arch MI U.S. reaches scale.

At September 30, 2014, the mortgage segment’s risk-in-force consisted of $5.5 billion from Arch MI U.S. and an additional $4.6 billion through the mortgage segment’s reinsurance and risk-sharing operations. Arch MI U.S. generated $1.98 billion of new insurance written (“NIW”) during the 2014 third quarter, of which approximately 55% was to credit union clients. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through September 30, 2014;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to Arch common shareholders, which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income or loss available to Arch common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to Arch common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to Arch common shareholders.

The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.